UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	December 18, 2015

Hudson Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

PO Box 1541, One Blue Hill Plaza Pearl River, New York	10965
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2015, the independent members of the Board of Directors (the “Independent Board Members”) of Hudson Technologies, Inc. (the “Registrant”), upon recommendation of the Compensation Committee of the Board, resolved to establish an annual bonus program for the payment of cash and/or equity awards to some or all of the executive officers based upon the Company’s annual earnings and potentially other financial and personal metrics. The amount of the aggregate pool to be established each year will be determined by the Independent Board Members on or about the end of each fiscal year, commencing with fiscal year 2015, based upon the Registrant achieving earnings in excess of a pre-determined level for each fiscal year (the “Benchmark”). In the event the Registrant’s earnings exceed the Benchmark for the applicable fiscal year, some or all of the executive officers may receive bonuses in the form of cash, stock options, stock or some combination thereof. The Independent Board Members will determine the amount, if any, of the awards to be received by the Chief Executive Officer (“CEO”) and the President/Chief Operating Officer (“COO”) and whether the awards will be made in cash, stock options or stock, or some combination thereof, which determination will be made, based upon the overall financial results of the Registrant during the applicable fiscal year as well as on the personal performance of the CEO and COO during the applicable fiscal year. The CEO and the COO will determine the amount, if any, of the awards to be received to all other Executive Officers, and whether the awards will be made in cash, stock options or stock, or some combination thereof, which determination will be made, based upon the overall financial results of the Registrant during the applicable fiscal year as well as on the personal performance of each of the Executive Officers during the applicable fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON TECHNOLOGIES, INC.

Date: December 23, 2015	By:	/s/ Stephen P. Mandracchia
		Name:	Stephen P. Mandracchia
		Title:	Vice President Legal & Regulatory, Secretary